UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: April 25, 2005

UnitedGlobalCom, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or other jurisdiction of incorporation)	000-49658 (Commission File Number)	84-1602895 (IRS Employer Identification #)
4643 South Ulster Street, Suite 1300, Denver, CO 80237 (Address of Principal Executive Office)

(303) 770-4001

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e 4(c))

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

On April 28, 2005, UnitedGlobalCom, Inc. (the "Company") filed with the Securities and Exchange Commission (the "Commission") an amended and restated annual report on Form 10-K/A (Amendment No.1) (the "Amended Annual Report") to correct the Company's accounting in its consolidated financial statements with respect to its Euro 500.0 million 1 3/4% euro-denominated convertible senior notes due 2024 (the "UGC Convertible Notes"). In connection with the Amended Annual Report, and pursuant to Item 4.02(a) of Form 8-K, the Company hereby notifies investors that the Company's financial statements as of and for the three month periods ended June 30, September 30, and December 31, 2004 included, respectively, in its quarterly reports on Forms 10-Q for the quarters ended June 30 and September 30, 2004 and annual report on Form 10-K for the year ended December 31, 2004, (collectively, the "Financial Statements"), should no longer be relied upon because of the incorrect accounting for the UGC Convertible Notes during those periods.

The Company issued the UGC Convertible Notes on April 6, 2004. The UGC Convertible Notes are payable in Euro upon maturity, redemption or surrender upon tender. The UGC Convertible Notes are also convertible into 51,250,000 shares of the Company's Class A common stock at an initial conversion price of Euro 9.7561 per share. Thus, the UGC Convertible Notes are a compound financial instrument that contain a foreign currency debt component and an equity component that is indexed to both the Company's Class A common stock and to currency exchange rates (euro to U.S. dollar).

The Company's procedure to identify the proper accounting for its financial instruments includes researching authoritative accounting guidance for potentially significant technical and complex accounting issues associated with those financial instruments. In this instance, after researching the accounting literature, the Company concluded that generally accepted accounting principles did not require the separation of the embedded equity component of the UGC Convertible Notes based on its interpretation of certain scope exceptions prescribed by Statement of Financial Accounting Standards No. 133 Accounting for Derivative Instruments and Hedging Activities ("SFAS No. 133"). Accordingly, the Company accounted for the issuance of the UGC Convertible Notes as convertible debt, with changes in the euro to U.S. dollar exchange rate recorded as foreign currency transaction gains/losses in the Company's consolidated statement of operations. At that time, KPMG LLP, the Company's independent registered public accounting firm ("KPMG"), concurred with the Company's accounting treatment.

In April 2005, KPMG brought to the Company's attention that minutes of an Emerging Issues Task Force ("EITF") Agenda Committee meeting, held on March 20, 2003, included a discussion of the application of the scope exception in paragraph 11(a) of SFAS No. 133 with respect to foreign currency denominated convertible debt involving delivery of a fixed number of common shares. It is not the Company's normal practice to search minutes of EITF Agenda Committee meetings that have not resulted in EITF consensuses. However, after further research and consultation with KPMG, the Company concluded that the predominant view of the EITF Agenda Committee and the Financial Accounting Standards Board staff is that the scope exception in paragraph 11(a) of SFAS No. 133 would not apply to this type of financial instrument. As a result, the Company revised its conclusion to account for the equity derivative embedded in the UGC Convertible Notes separately at fair value, with changes in fair value recorded in the Company's consolidated statement of operations.

On April 25 and 27, 2005, the Audit Committee of the Board of Directors of the Company met with Company management and KPMG to discuss the matters described above. At the April 25 meeting, the Audit Committee concluded that the Financial Statements should no longer be relied upon. At the April 27 meeting, the Audit Committee approved the filing of the Amended Annual Report.

The correction in accounting for the UGC Convertible Notes did not affect the Company's consolidated revenue, operating loss or net cash flows from operating and decreased the amount of the Company's net loss for the year ended December 31, 2004 by $26.1 million, from $382.4 million as previously reported to $356.3 million as reported in the Amended Annual Report.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITEDGLOBALCOM, INC.
By:	/s/ Frederick G. Westerman III_
Frederick G. Westerman III
Co-Chief Financial Officer

Date: April 28, 2005